Exhibit 99.B(d)(3)

INVESTMENT SUB-ADVISORY AGREEMENT

NEW COVENANT FUNDS

AGREEMENT made as of this 30th day of March, 2012 between SEI Investments Management Corporation (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).

WHEREAS, New Covenant Funds, a Delaware statutory trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated February 20, 2012, (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of a Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Duties of the Sub-Adviser.  Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)           The Sub-Adviser shall, in its discretion and without prior consultation with  the Adviser, but subject to the  supervision of the Adviser and Paragraph 1(b), determine from time to time what Assets will be purchased, retained or sold by a Fund, and what portion of the Assets will be invested or held uninvested in cash.

(b)           In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Certificate of Trust (as defined herein) and the Prospectus, Compliance Policies and Procedures and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)           The Sub-Adviser shall determine the Assets to be purchased or sold by a Fund as provided in subparagraph (a) and will place orders with or through such persons,

brokers or dealers to carry out the policy with respect to brokerage set forth in a Fund’s Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with all federal securities laws and subject to the requirements of the following sentence.  In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)).  Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer — viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including a Fund.  In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will a Fund’s Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(d)           The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act.  The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act.  The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request;

provided, however, that the Sub-Adviser may retain a copy of such records.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e)           The Sub-Adviser shall provide a Fund’s custodian on each business day with information relating to all transactions concerning a Fund’s Assets and shall provide the Adviser with such information upon request of the Adviser.

(f)            To the extent called for by the Trust’s Compliance Policies and Procedures, or as reasonably requested by a Fund, the Sub-Adviser shall provide the Fund with information and advice regarding Assets to assist the Fund in determining the appropriate valuation of such Assets.

(g)           The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, including other investment companies and accounts following the same investment strategy as the Fund, as long as such services do not impair the services rendered to the Adviser or the Trust.

(h)           The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(i)            (i)            Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund.  If the Sub-Adviser receives a misdirected proxy, it shall promptly forward such misdirected proxy to the Adviser.

(ii)           The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund.  As of the time the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.

(j)            In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund.  The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

(k)           On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased.  In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to a Fund and to such other clients under the circumstances.

(l)            The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

(m)          With respect to the Assets of a Fund, the Sub-Adviser shall file any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

2.             Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Certificate of Trust (as defined herein), Prospectus, Compliance Policies and Procedures, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.             Delivery of Documents.  The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

(a)           The Trust’s Certificate of Trust, as filed with the Secretary of the State of Delaware (such Certificate of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Certificate of Trust”);

(b)           By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)           Prospectus of each Fund; and

(d)           Compliance Policies and Procedures of the Trust.

4.             Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement.  [SENTENCES REDACTED.  Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5.             Indemnification.  The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s obligations under this Agreement or the Sub-Adviser’s reckless disregard of its duties under this Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or  the reckless disregard of its duties under this Agreement.  Sub-Adviser shall also not be liable for damages resulting from delayed or defective performance of obligations under this Agreement when such delays arise out of causes beyond the control and without the fault or negligence of Sub-Adviser and could not have been reasonably prevented by the Sub-Adviser through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry.  Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of a national or local government in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) howsoever arising from or in connection with Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s obligations under this Agreement or Adviser’s reckless disregard of its duties under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence or  the reckless disregard of its duties under this Agreement.

6.             Duration and Termination.  This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto.  Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser.  This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust.  As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7.             Compliance Program of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants that:

(a)           in accordance with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)           to the extent that the Sub-Adviser’s activities or services could affect a Fund, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Paragraph 7(b), along with the policies and procedures referred to in Paragraph 7(a), are referred to herein as the Sub-Adviser’s “Compliance Program”).

8.             Reporting of Compliance Matters.

(a)           The Sub-Adviser shall promptly provide to the Trust’s Chief Compliance Officer (“CCO”) the following documents and Adviser and the Trust will give the documents confidential treatment:

(i)            reasonable access, at the Sub-Adviser’s facilities, during normal business hours, to review (but not to copy or to take notes from ) copies of all SEC post examination deficiency letters, including deficiency letters regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto;

(ii)           a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii)          a report of any material changes to  the Sub-Adviser’s Compliance Program;

(iv)          a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v)           an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Paragraphs 7 and 8 of this Agreement.

(b)           The Sub-Adviser shall also provide the Trust’s CCO with:

(i)            reasonable access to such testing, analyses, reports and other documentation, or summaries thereof, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program as the Adviser and the Sub-Adviser mutually agree upon; and

(ii)           reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

9.             Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10.           Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Legal Department
To the Trust’s CCO at:	SEI Investments Management Corporation One Freedom Valley Drive Oaks, PA 19456 Attention: Russ Emery
To the Sub-Adviser at:	J.P. Morgan Investment Management Inc. 575 Washington Boulevard, Floor 10 Jersey City, N.J. 07310-1616 Attention: Scott Moritz

With a copy to:	J.P, Morgan Investment Management Inc. 270 Park Avenue, Floor 9 New York, NY 10017 Attention: Funds - Legal

12.           Delegation To Third Parties. To the extent permitted by law, Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services (i.e., non-advisory services) required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub-Adviser may provide information about the Fund to any such affiliate or other third party   for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement. For the avoidance of doubt, the compensation paid by Adviser to Sub-Adviser as reflected in Paragraph 4 and Schedule B of this Agreement shall represent full and complete compensation (notwithstanding Sub-Adviser’s use of any affiliates or third parties for non-advisory services identified herein).

13.           Confidential Information.  Each party agrees that, except as may be required by law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, it shall keep secret and confidential and shall not disclose to any person any information relating to the organization, finances, business, transactions, technology, intellectual property or affairs of the other party.  This information includes the proprietary and confidential investment decisions or recommendations of the Sub-Adviser for the Assets. All such information shall be used by the parties hereto solely in connection with the purposes and provisions of this Agreement and not for any other purpose.  Notwithstanding the foregoing, either party hereto may disclose such information which: (i)  prior to disclosure, is known to the public; (ii) after disclosure, becomes known to the public or otherwise ceases to be a trade secret, through no act or omission of the disclosing party in violation of this Agreement; (iii) is sought by state, federal or SRO securities regulators or pursuant to a duly authorized subpoena; provided, however, that the party receiving such a request for disclosure or subpoena shall, to the extent legally permissible, promptly advise the other party of such a request or subpoena to permit the other party to determine whether to object to the request or subpoena.  The Sub-Adviser consents to the use of its name, portfolio managers’ biographical data and other pertinent data provided by Sub-Adviser to Adviser in marketing pieces and advertising materials developed by Adviser for use in marketing. Adviser shall have the sole responsibility to use such data and information in a manner that is in compliance with all applicable laws.  Nothing in this paragraph shall be deemed to grant Adviser or its affiliates any right in or license to any trademark, trade name, logo, or other material that is proprietary to the Sub-Adviser.

14.           Amendment of Agreement.  This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

15.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 14, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund.  In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 6 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

16.           Miscellaneous.  Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	J.P. Morgan Investment Management Inc.

By: /s/ William T. Lawrence	By: /s/ Scott Moritz
Name: William T. Lawrence	Name: Scott Moritz
Title: Vice President	Title: Vice President

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

J.P. Morgan Investment Management Inc.

As of March 30, 2012

NEW COVENANT FUNDS

New Covenant Income Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

J.P. Morgan Investment Management Inc.

As of March 30, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

New Covenant Funds

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	J.P. Morgan Investment Management Inc.

By:	By:

/s/ William T. Lawrence	/s/ Scott Moritz

Name:	Name:

William T. Lawrence	Scott Moritz

Title:	Title:

Vice President	Vice President